SECOND AMENDMENT TO
                     1995 STOCK OPTION AND PERFORMANCE AWARD PLAN

          The first sentence of Section 4(a) is amended to read as follows:

               Subject to adjustment as provided in Section 4(c), a total of Nine Million (9,000,000) Shares shall be available for the grant of Awards under the Plan.